Exhibit 99.1

Dear Shareholders,

We look forward to discussing our Q2 2021 results during today’s earnings call at 2:00 p.m. PT. This letter details our Q2 performance as well as our outlook for Q3 and growth opportunities in 2021 and beyond. Please note that we manage our business based on topline measures including revenue, which is comprised of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform its decisions.

Executive Summary

We delivered strong Q2 results ahead of guidance, including our best-ever Q2 revenue of $720 million, up 59% year-over-year, and record Q2 bookings of $712 million, an increase of 37% year-over-year. Our topline outperformance combined with positive operating leverage generated net income of $28 million, up $178 million year-over-year, and our highest-ever Q2 operating cash flow of $161 million, an increase of 11% year-over-year. This Q2 performance capped off a dynamic first half of the year for Zynga and reflects our team’s commitment to connect the world through games during these unprecedented times.

Our live services drove our record Q2 topline performance. In particular, strong engagement and monetization within our portfolio resulted in user pay revenue of $587 million, up 51% year-over-year, and user pay bookings of $579 million, up 27% year-over-year. Key drivers of our year-over-year growth included strong performances from Toon Blast and Toy Blast as we introduced two new bold beats – Disco Fever and Teams, respectively – as well as Harry Potter: Puzzles & Spells, as players engaged and competed in a new club-based Magical Mischief event. Social Casino also continues to produce incredible results, with our Social Slots portfolio achieving another all-time best revenue and bookings quarter, in addition to Zynga Poker delivering its best Q2 revenue and bookings performance in nine years.

During the quarter, we also generated our all-time best advertising revenue and bookings performance of $133 million, up 110% and 111% year-over-year, respectively. Words With Friends delivered its best Q2 revenue and bookings quarter in the franchise’s 12-year history, driven by the recent introduction of Rewards Pass and new Solo Challenge content. Rollic also delivered a record topline quarter and was the fastest-growing hyper-casual game company in the world measured by sequential growth in downloads. Rollic has created a unique development process that leverages data insights and rigorous testing to repeatedly design and publish hit hyper-casual titles in this competitive category. In April and May, Hair Challenge reached the #1 top free downloaded game position in the U.S. App Store and Google Play, while Queen Bee reached the #1 top free downloaded game position in the U.S. App Store and Google Play in June.

We are pleased with our performance in the first half of 2021 and we are excited about our future growth potential. In the short term, however, we are navigating market dynamics related to the great reopening and Apple’s privacy changes that have created choppiness in our business.

Toward the end of Q2, as communities began to reopen and reduce their COVID-19 restrictions, we saw softness in our bookings primarily driven by declines in player cohorts who installed our games in the early part of 2021. At the same time, the adoption of Apple’s privacy changes resulted in a higher cost to acquire our players. In response, we scaled back our UA spend to maintain target returns, resulting in fewer players installing our games during this period.

More recently, we are seeing improvements in user acquisition yields. In addition, within our core audience that accounts for the vast majority of our bookings, we continue to see strong engagement and monetization. As we progress through the second half of the year, we are also increasing the number of bold beats across our live services to further engage and monetize our player base.

Given these short-term market dynamics, we are adjusting our live services outlook for the remainder of 2021, and we are moving the launch of FarmVille 3 from Q3 to Q4. Today, we are updating full year guidance to revenue of $2.725 billion, up $750 million or 38% year-over-year, and bookings of $2.8 billion, an increase of $530 million or 23% year-over-year. This represents a $25 million or 1% increase to revenue and $100 million or 3% decrease in bookings versus our prior guidance. While we are revising our topline expectations, we are maintaining our profitability guidance for 2021.

1

Growth Strategy

As we look ahead, we are incredibly excited by our positioning within the dynamic and fast-growing interactive entertainment sector and the multiple catalysts we have in place to deliver strong topline growth and margin expansion in the years ahead.

Execution of our multi-year growth strategy enables Zynga to drive recurring organic growth from our expanding live services portfolio and new game pipeline. In addition, we are investing in hyper-casual games, cross-platform play, international expansion and advertising technologies – all of which have the ability to meaningfully increase Zynga’s total addressable market and further enhance our competitive advantage and growth potential within the interactive entertainment industry.

Since our last update, we have made notable progress across the following key aspects of our growth strategy:

Upcoming New Game Launches to Enhance Live Services Foundation – We expect our upcoming new game launches to be meaningful organic growth drivers for Zynga in 2022. We are in the final stages of soft launch for FarmVille 3, a brand-new mobile experience designed to captivate the imagination of players who have enjoyed FarmVille over the past decade as well as the enthusiasm of a new generation of gamers. We now expect to launch FarmVille 3 to players worldwide in Q4. In addition, Star Wars: Hunters has been hitting key production milestones in development and will soon enter soft launch on mobile in select test markets in Q4. The title’s multiplayer, action-oriented cross-platform gameplay is generating exceptionally positive initial feedback, and we are building on this momentum by creating new features and modes within the game. Our global studios are also making strong progress on our exciting new game pipeline and we expect to test market more new titles in 2022.

Rollic’s Hyper-Casual Game Portfolio Surpasses 1 Billion Total Downloads Worldwide – Building on Rollic’s tremendous momentum to date, this milestone further establishes Rollic as one of the largest hyper-casual publishers in the world and demonstrates Rollic’s unique ability to leverage data insights across its network of games to repeatedly design and publish hit new titles. Rollic’s portfolio now includes 15 games that have reached the #1 or #2 top free downloaded games positions in the U.S. App Store as well as three hit titles – Hair Challenge, High Heels! and Tangle Master 3D – that have each generated over 100 million downloads worldwide. As this style of gaming continues to evolve, we see the potential for some of Rollic’s most popular games to scale into sustainable live service franchises and we are investing in features to further engage and entertain these audiences. For example, in June, High Heels! featured a first-of-its-kind partnership with Kenneth Cole, debuting the iconic designer’s PRIDE 2021 collection in-game to celebrate diversity and raise awareness for the Mental Health Coalition. In Hair Challenge, Rollic also released its first bold beat, leaderboards, which drove an immediate lift to player engagement.

Chartboost Expands Zynga’s Advertising and Monetization Platform – On August 4, 2021, we closed our acquisition of Chartboost, a leading mobile advertising and monetization platform that enables Zynga to reach a new level of audience scale and meaningfully enhance our competitive advantage in the mobile ecosystem. Together, Zynga and Chartboost possess all the elements of a complete, next generation platform: high-quality content, direct player relationships, massive reach and full-stack advertising technology that can be applied across Zynga’s game portfolio and Chartboost’s advertising partners. We do not expect Chartboost to be a material revenue and bookings contributor to Zynga in 2021, but expect it to unlock more meaningful growth opportunities and margin expansion synergies in 2022 and beyond.

Acquisition of StarLark Brings a Talented International Development Team and Global Hit Franchise to Zynga – Today, we announced that we have entered into an agreement to acquire China-based StarLark, developer of Golf Rival – the fast-growing and second-largest mobile casual golf game in the world. This acquisition brings to Zynga a talented team with the proven ability to create a global hit and expands Zynga’s international presence by establishing a China-based studio to access the region’s creative talent base. Together, Zynga and StarLark are well-positioned to grow Golf Rival faster together with additional new projects in early development.

2

Q2 Financials

In the quarter, we delivered record Q2 revenue and bookings, with revenue of $720 million, above our guidance by $45 million and up $268 million or 59% year-over-year, and bookings of $712 million, beating our guidance by $2 million and up $194 million or 37% year-over-year. Live services were the key driver of our results with better than anticipated performances from Rollic’s hyper-casual portfolio, Words With Friends and Zynga Poker, partially offset by lower than expected user pay broadly across our portfolio toward the end of the quarter.

We generated user pay revenue of $587 million, up 51% year-over-year, and user pay bookings of $579 million, up 27% year-over-year. Advertising revenue and bookings were both a record $133 million, up 110% and 111% year-over-year respectively, primarily driven by the year-over-year addition of and ongoing momentum in Rollic’s hyper-casual portfolio as well as year-over-year strength in advertising yields.

Our change in deferred revenue was a net release of $8 million versus our guidance of a net increase of $35 million and a Q2 2020 net increase of $66 million. The primary drivers of our net release of deferred revenue were Merge Dragons! and Empires & Puzzles, partially offset by our recently launched titles, Harry Potter: Puzzles & Spells and Puzzle Combat. We ended Q2 with a deferred revenue balance of $775 million versus $523 million a year ago.

($ in millions)	Q2’21 Actuals	Q2’20 Actuals	Variance $ (Y/Y)	Variance % (Y/Y)	Q2’21 Guidance	Variance $ (Guidance)	Variance % (Guidance)

Revenue	$720	$452	$268	59%	$675	$45	7%
Net income (loss)	$28	$(150)	$178	NM	$(30)	$58	NM

Bookings	$712	$518	$194	37%	$710	$2	0%
Adjusted EBITDA (1)	$174	$70	$104	148%	$115	$59	51%

Net release of (increase in) deferred revenue (2)	$8	$(66)	$75	NM	$(35)	$43	NM

Note: Certain measures as presented differ due to the impact of rounding.

(1)	Adjusted EBITDA includes the net release of (increase in) deferred revenue.
(2)

For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

GAAP gross margins increased to 65% of revenue versus 60% in Q2 2020, primarily due to the impact of the change in deferred revenue partially offset by higher amortization expense from acquired intangible assets. GAAP operating expenses significantly improved to 54% of revenue from 89% in Q2 2020, principally driven by lower contingent consideration expense year-over-year. Non-GAAP operating expenses represented 49% of bookings, versus 43% in the prior year quarter, with greater operating leverage from both R&D and G&A, offset by higher marketing investments year-over-year.

We achieved net income of $28 million, $58 million better than guidance, primarily driven by the net change in deferred revenue, lower contingent consideration expense and stronger-than-expected operating performance, partially offset by higher income taxes and net other (income) expense. On a year-over-year basis, our net income increased by $178 million primarily due to lower contingent consideration expense, the impact of change in deferred revenue and our stronger operating performance, partially offset by higher depreciation and amortization, stock-based compensation and net other (income) expense.

Adjusted EBITDA was $174 million, above our guidance by $59 million and up $104 million year-over-year, primarily driven by a lower net change in deferred revenue and stronger operating performance. We generated record Q2 operating cash flow of $161 million in the quarter, up 11% year-over-year, and finished Q2 with $1.5 billion of cash and investments, which we anticipate will be used primarily to fund existing and future acquisitions.

We achieved record average mobile DAUs of 41 million, up 87% year-over-year, and our all time-best average mobile MAUs of 205 million, up 194% year-over-year. This growth was primarily driven by our additions of Rollic’s hyper-casual portfolio, Toon Blast and Toy Blast. In Q2, mobile average bookings per mobile DAU (ABPU) of $0.183 decreased 26% year-over-year, primarily reflecting the addition of hyper-casual titles into our portfolio. Given the dynamic nature of our hyper-casual audience, we expect our mobile DAUs, MAUs and ABPU metrics to be subject to increased variability.

3

Forward Outlook

Our Q3 and full year 2021 guidance have been developed based on information available as of August 5, 2021 and on a similar methodology to prior quarters. Given the level of continued volatility and uncertainty around the COVID-19 pandemic and Apple’s privacy changes, there is the potential for a wider range of outcomes – both positive and negative – as it relates to our ultimate business results.

For additional clarity, our Q3 and full year 2021 guidance incorporates Chartboost but does not include any contributions from our announced acquisition of StarLark, which we expect will close in Q4.

Q3 Guidance

•	Revenue of $665 million
•	Net release in deferred revenue of $5 million
•	Bookings of $660 million
•	Net loss of $110 million
•	Adjusted EBITDA of $150 million

As a result of our updated live services outlook, in Q3, we expect $665 million in revenue, up $162 million or 32% year-over-year, with bookings of $660 million, up $32 million or 5% year-over-year. While we will benefit from the positive year-over-year additions of Rollic’s hyper-casual portfolio as well as a full quarter of contribution from Harry Potter: Puzzles & Spells, we anticipate this will be partially offset by declines in Merge Dragons! and Merge Magic! as well as in older mobile and web titles. Outside of hyper-casual game launches, our topline guidance does not assume the launch of new titles in Q3.

From an advertising perspective, given that the broader adoption of Apple’s privacy changes occurred toward the end of June, we expect the short-term pressure on advertising revenue and bookings to be more pronounced in Q3 than in Q2.

We expect gross margins to be significantly up year-over-year primarily due to the year-over-year change in deferred revenue. We also expect our GAAP operating expenses as a percentage of revenue to significantly improve year-over-year primarily due to the net change in deferred revenue and lower contingent consideration expense, partially offset by higher stock-based compensation and acquisition-related expenses.

Given the ongoing evolution of our workplace model, we are taking the opportunity to optimize our office footprint in the Bay Area to better fit our needs and enhance our operating leverage. As a result, we plan to exit and sublease our existing office space in San Francisco and expect to book a charge of approximately $82 million in Q3, which is primarily related to the impairment of our existing lease and related leasehold improvement assets.

Outside of these factors, we expect that improvements in year-over-year operating leverage in R&D and G&A will be more than offset by higher marketing expenses as we continue to invest against growth opportunities including Rollic’s hyper-casual portfolio, the international expansion of our live services and new games.

4

2021 & Beyond

•	Revenue of $2.725 billion
•	Net increase in deferred revenue of $75 million
•	Bookings of $2.8 billion
•	Net loss of $135 million
•	Adjusted EBITDA of $575 million

We are updating our full year guidance to reflect our latest live services outlook and revised timing for new game launches. In 2021, we now expect to deliver $2.725 billion in revenue, up $750 million or 38% year-over-year, comprised of bookings of $2.8 billion, up $530 million or 23% year-over-year, and a net increase in deferred revenue of $75 million, down $220 million or 75% year-over-year. This represents a $25 million or 1% increase to revenue and $100 million or 3% decrease in bookings versus our prior guidance.

We continue to expect live services to drive the vast majority of our topline performance. Key drivers of year-over-year growth will be full year contributions from Toon Blast, Toy Blast, Rollic’s hyper-casual portfolio and Harry Potter: Puzzles & Spells, partially offset primarily by Merge Dragons! and Merge Magic! as well as declines in older mobile and web titles. Our full year guidance also anticipates the worldwide launch of FarmVille 3 in Q4.

While our full year guidance now includes Chartboost, we do not expect it to be a material revenue and bookings contributor in 2021. However, we continue to expect Chartboost will unlock more meaningful growth opportunities and margin expansion synergies in 2022 and beyond. Our full year guidance does not include any contributions from Golf Rival, given that our announced acquisition of StarLark has not yet closed.

We anticipate a modest increase in our gross margins due to a lower net change in deferred revenue as well as a higher mix of advertising versus user pay, partially offset by higher amortization expense from acquired intangible assets.

While we expect to deliver strong absolute year-over-year growth in profitability and expansion in GAAP operating margins, we anticipate moderate compression in non-GAAP operating margins as we continue to invest in our growth strategies – in particular, marketing for our new game launches and hyper-casual portfolio as well as cross-platform play game development. We continue to expect improvements in operating leverage from R&D and G&A, which will be more than offset by higher marketing investments against growth opportunities.

We expect to generate a net loss of $135 million, in-line with our prior guidance, and now including a charge of $84 million primarily related to the impairment of our existing San Francisco lease and related leasehold improvements.

In Q4, we expect to see sequential growth in our topline performance primarily driven by stronger live services, advertising seasonality and our launch of FarmVille 3 as well as a modest first full quarter contribution from Chartboost. This stronger topline performance combined with ongoing cost management will deliver improved operating leverage and profitability.

Our execution in 2021 positions Zynga for continued growth in 2022, where we expect low double-digit topline organic growth from our live services portfolio, which will include full year contributions from our 2021 new game launches. Over the next several years, we expect to continue progressing toward achieving our longer-term operating margin goals while generating stronger operating cash flow.

5

Earnings Call

We will host our Q2 2021 earnings conference call today, Thursday, August 5, at 2:00 p.m. PT (5:00 p.m. ET). The call can be accessed at http://investor.zynga.com or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 5929717

Sincerely,

Frank Gibeau Chief Executive Officer	Ger Griffin Chief Financial Officer

Bossalien a naturalmotion studi naturalmotion games gram games small giant rollic echtra chartboost Zynga r gin plus spade plus ecoboost hit it rich! 101 plus zynga
SPADES PLUS
Gin plus
HIT IT Rich!
PLUS
EcoBoost
BossAlien
GAMES
GRAM GAMES
SMALL GIANT
peak
rollic
ECHTRA
Chartboost

6

Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our outlook for the full year and third quarter of 2021 and growth opportunities in 2021 and beyond, including under the headings “Executive Summary,” “Growth Strategy,” “Forward Outlook,” “Q3 Guidance” and “2021 & Beyond” and statements relating to, among other things: our operational performance and strategy, including our focus on, and expansion of, our live services portfolio and new game pipeline, our growth and launch expectations of new titles from our new game pipeline, including games in development such as FarmVille 3 and Star Wars: Hunters and our continued execution of our multi-year growth strategy which includes investing in hyper-casual games, cross-platform play, international expansion and advertising technologies, and our plans to enhance existing games, scale existing games, ramp investment in our key growth initiatives including in their marketing; the potential to scale some of Rollic’s hyper-casual games into sustainable live service franchises; in light of current market dynamics related to reductions in communities’ COVID-19 restrictions and to Apple’s privacy changes and our belief of the duration of their respective impacts, our performance expectations regarding our live services, older mobile and web titles, new game launches and advertising business, including contributions from Toon Blast, Toy Blast, Rollic’s hyper-casual portfolio, Harry Potter: Puzzles & Spells and the business of Chartboost, Inc. (“Chartboost”); the impacts of our execution across our growth initiatives, including increasing our total addressable market and capabilities; our ability to achieve the intended benefits of acquiring Chartboost, including expanding our audience scale and advertising business, creating a complete, next generation mobile advertising platform, effectively competing in the mobile advertising industry and the immediate and potential future impact to growth and margins upon the close of the transaction; the proposed acquisition of Beijing StarLark Technology Co., Ltd. (“StarLark”); our ability to achieve the intended benefits of acquiring StarLark, including establishing a base to access China’s creative talent base, growing the Golf Rival title and working with StarLark on the development of new projects; the timing in which the StarLark acquisition is expected to close; and our ability to achieve and expectations related to financial projections, including revenue, deferred revenue, bookings, income, adjusted EBITDA, contingent consideration expense, amortization of acquired intangibles, revenue mix, stock-based compensation, acquisition-related expenses,  a charge primarily related to an impairment of a lease and related leasehold improvements, R&D, G&A, marketing investments, income taxes, operating expenses, operating leverage, operating results, operating cash flow and margins.

Forward-looking statements often include words such as “outlook,” “projected,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” “positioned,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions, including risks, uncertainty and assumptions relating to the COVID-19 pandemic, shelter-in-place rules and effects on business and economic conditions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's website at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. We assume no obligation and do not intend to update these estimates prior to filing our Quarterly Report on Form 10-Q.

7

Key Operating Metrics

We manage our business by tracking several operating metrics: “Mobile DAUs,” which measure daily active users of our mobile games, “Mobile MAUs,” which measure monthly active users of our mobile games, and “Mobile ABPU,” which measures our average daily mobile bookings per average Mobile DAU, each of which is recorded and estimated by our internal analytics systems. We determine these operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. Overall, we believe that the amounts are reasonable estimates of our user base for the applicable period of measurement and that the methodologies we employ and update from time-to-time are reasonably based on our efforts to identify trends in player behavior. However, factors relating to user activity and systems and our ability to identify and detect attempts to replicate legitimate player activity may impact these numbers.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, we do not have the third party network login data to link an individual who has played under multiple user accounts for our hyper-casual games (which includes the games acquired from Rollic in October 2020), mobile messenger games, Puzzle Combat, Merge Magic! and games acquired from Gram Games in May 2018, Small Giant in January 2019 and Peak in July 2020 and accordingly, actual Mobile DAUs may be lower than reported due to the potential duplication of these individuals. We use Mobile DAUs as a measure of audience engagement.

Mobile MAUs. We define Mobile MAUs as the number of individuals who played one of our mobile games in the 30-day period ending with the measurement date. Average Mobile MAUs for a particular period is the average of the Mobile MAUs at each month-end during that period. Under this metric, an individual who plays two different mobile games in the same 30-day period is counted as two Mobile MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, we do not have the third party network login data to link an individual who has played under multiple user accounts for our hyper-casual games (which includes the games acquired from Rollic in October 2020), mobile messenger games, Puzzle Combat, Merge Magic! and games acquired from Gram Games in May 2018, Small Giant in January 2019 and Peak in July 2020, and accordingly, actual Mobile MAUs may be lower than reported due to the potential duplication of these individuals. We use Mobile MAUs as a measure of total game audience size.

Mobile ABPU. We define Mobile ABPU as our total mobile bookings in a given period, divided by the number of days in that period, divided by the average Mobile DAUs during the period. We believe that Mobile ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use Mobile ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model around our social games is designed so that, as more players play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on Mobile DAUs, Mobile MAUs and Mobile ABPU, which we believe collectively best reflect key audience metrics.

8

Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•	Adjusted EBITDA does not include the impact of stock-based compensation expense, acquisition-related transaction expenses and contingent consideration fair value adjustments;

•

Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income;

•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets, as well as the impairment charge expected to be incurred in the third quarter of 2021 related to our San Francisco office building and subsequent rent and other expenses. Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures; and

•	Non-GAAP Operating Expenses do not include the impact of stock-based compensation expense, acquisition-related transaction expenses or contingent consideration fair value adjustments.

9

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In millions, unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,058.0	$1,364.4
Short-term investments	444.5	208.4
Accounts receivable, net of allowance of $0.5 at June 30, 2021 and December 31, 2020, respectively	259.3	217.5
Restricted cash	136.0	—
Prepaid expenses	53.3	40.0
Other current assets	26.5	29.5
Total current assets	1,977.6	1,859.8
Long-term investments	—	2.0
Goodwill	3,181.2	3,160.8
Intangible assets, net	746.5	838.1
Property and equipment, net	36.1	39.3
Right-of-use assets	150.5	131.9
Restricted cash	—	136.0
Prepaid expenses	18.4	21.6
Other non-current assets	21.9	17.0
Total assets	$6,132.2	$6,206.5
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$42.8	$57.2
Income tax payable	76.2	39.6
Deferred revenue	774.8	747.7
Operating lease liabilities	17.7	18.5
Other current liabilities	596.4	462.4
Total current liabilities	1,507.9	1,325.4
Convertible senior notes, net	1,316.6	1,289.9
Deferred revenue	0.2	0.3
Deferred tax liabilities, net	94.2	126.3
Non-current operating lease liabilities	140.4	122.0
Other non-current liabilities	52.3	401.1
Total liabilities	3,111.6	3,265.0
Stockholders’ equity:
Common stock and additional paid-in capital	5,367.6	5,276.5
Accumulated other comprehensive income (loss)	(55.3)	(50.7)
Accumulated deficit	(2,291.7)	(2,284.3)
Total stockholders’ equity	3,020.6	2,941.5
Total liabilities and stockholders’ equity	$6,132.2	$6,206.5

10

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue:
Online game	$587.0	$557.0	$388.2	$1,144.0	$732.5
Advertising and other	133.0	123.3	63.5	256.3	122.9
Total revenue	720.0	680.3	451.7	1,400.3	855.4
Costs and expenses:
Cost of revenue	253.3	260.7	179.2	514.0	325.4
Research and development	109.8	140.7	227.9	250.5	425.8
Sales and marketing	244.2	248.7	134.7	492.9	257.8
General and administrative	37.9	35.7	39.2	73.6	67.4
Total costs and expenses	645.2	685.8	581.0	1,331.0	1,076.4
Income (loss) from operations	74.8	(5.5)	(129.3)	69.3	(221.0)
Interest income	1.7	1.7	3.6	3.4	9.1
Interest expense	(14.7)	(14.7)	(7.0)	(29.4)	(13.9)
Other income (expense), net	(9.1)	8.9	0.6	(0.2)	(1.7)
Income (loss) before income taxes	52.7	(9.6)	(132.1)	43.1	(227.5)
Provision for (benefit from) income taxes	24.9	13.4	18.2	38.3	26.7
Net income (loss)	$27.8	$(23.0)	$(150.3)	$4.8	$(254.2)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(0.02)	$(0.16)	$0.00	$(0.27)
Diluted	$0.02	$(0.02)	$(0.16)	$0.00	$(0.27)

Weighted-average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,089.7	1,084.4	956.9	1,087.1	954.7
Diluted	1,147.6	1,084.4	956.9	1,146.0	954.7

Stock-based compensation expense included in the above line items:
Cost of revenue	$0.7	$0.6	$0.5	$1.3	$1.0
Research and development	28.7	24.3	12.5	53.0	23.2
Sales and marketing	4.7	3.9	3.9	8.6	7.0
General and administrative	9.1	8.4	8.7	17.5	14.9
Total stock-based compensation expense	$43.2	$37.2	$25.6	$80.4	$46.1

11

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions, unaudited)

12

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income (loss)	$27.8	$(23.0)	$(150.3)	$4.8	$(254.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	56.1	56.5	19.0	112.6	37.9
Stock-based compensation expense	43.2	37.2	25.6	80.4	46.1
(Gain) loss from sale of investments, foreign currency and sale of assets, net	5.7	(9.0)	(1.6)	(3.3)	(0.7)
(Accretion) amortization on marketable debt securities, net	—	—	(0.4)	—	(2.3)
Noncash lease expense	4.5	4.2	3.4	8.7	7.6
Noncash interest expense	13.5	13.2	6.3	26.7	12.5
Change in deferred income taxes and other	(17.9)	(15.2)	12.2	(33.1)	17.5
Changes in operating assets and liabilities:
Accounts receivable, net	15.8	(59.5)	(16.3)	(43.7)	(43.6)
Prepaid expenses and other assets	(9.2)	(2.0)	9.7	(11.2)	11.1
Accounts payable	5.6	(18.8)	5.6	(13.2)	(3.4)
Deferred revenue	(8.0)	40.4	65.8	32.4	86.4
Income tax payable	32.1	5.9	3.3	38.0	5.8
Operating lease and other liabilities	(8.2)	(193.6)	162.9	(201.8)	189.3
Net cash provided by (used in) operating activities	161.0	(163.7)	145.2	(2.7)	110.0
Cash flows from investing activities:
Purchases of investments	(72.4)	(537.2)	(77.4)	(609.6)	(548.4)
Maturities of investments	290.7	83.9	317.9	374.6	923.4
Sales of investments	—	—	413.5	—	510.2
Acquisition of property and equipment	(2.6)	(1.7)	(3.0)	(4.3)	(11.5)
Business combinations, net of cash acquired	(10.4)	(19.6)	—	(30.0)	—
Asset acquisitions of intangible assets	(2.3)	(0.9)	—	(3.2)	—
Other investing activities, net	(0.7)	(0.3)	—	(1.0)	(1.1)
Net cash provided by (used in) investing activities	202.3	(475.8)	651.0	(273.5)	872.6
Cash flows from financing activities:
Debt issuance costs paid	(0.3)	(0.9)	—	(1.2)	—
Taxes paid related to net share settlement of stockholders' equity awards	(4.0)	(8.2)	(14.3)	(12.2)	(29.1)
Proceeds from issuance of common stock	0.2	10.5	1.9	10.7	10.7
Acquisition-related contingent consideration payments	—	(25.1)	—	(25.1)	(48.1)
Net cash provided by (used in) financing activities	(4.1)	(23.7)	(12.4)	(27.8)	(66.5)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.7)	(1.7)	3.4	(2.4)	0.2

Net change in cash, cash equivalents and restricted cash	358.5	(664.9)	787.2	(306.4)	916.3
Cash, cash equivalents and restricted cash, beginning of period	835.5	1,500.4	582.4	1,500.4	453.3
Cash, cash equivalents and restricted cash, end of period	$1,194.0	$835.5	$1,369.6	$1,194.0	$1,369.6

13

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In millions, unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reconciliation of Revenue to Bookings: Total
Revenue	$720.0	$680.3	$451.7	$1,400.3	$855.4
Change in deferred revenue	(8.1)	39.2	66.4	31.1	87.6
Bookings: Total	$711.9	$719.5	$518.1	$1,431.4	$943.0

Reconciliation of Revenue to Bookings: Mobile
Revenue	$699.2	$660.7	$432.6	$1,359.9	$819.6
Change in deferred revenue	(8.0)	38.9	65.6	30.9	87.2
Bookings: Mobile	$691.2	$699.6	$498.2	$1,390.8	$906.8

Reconciliation of Revenue to Bookings: Advertising
Revenue	$133.0	$123.2	$63.5	$256.2	$122.8
Change in deferred revenue	—	—	(0.5)	—	(0.6)
Bookings: Advertising	$133.0	$123.2	$63.0	$256.2	$122.2

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$27.8	$(23.0)	$(150.3)	$4.8	$(254.2)
Provision for (benefit from) income taxes	24.9	13.4	18.2	38.3	26.7
Other expense (income), net	9.1	(8.9)	(0.6)	0.2	1.7
Interest income	(1.7)	(1.7)	(3.6)	(3.4)	(9.1)
Interest expense	14.7	14.7	7.0	29.4	13.9
Depreciation and amortization	56.1	56.5	19.0	112.6	37.9
Acquisition-related transaction expenses	3.4	1.5	5.8	4.9	6.6
Contingent consideration fair value adjustment	(3.8)	33.4	148.9	29.6	268.9
Stock-based compensation expense	43.2	37.2	25.6	80.4	46.1
Adjusted EBITDA	$173.7	$123.1	$70.0	$296.8	$138.5

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$391.9	$425.1	$401.8	$817.0	$751.0
Acquisition-related transaction expenses	(3.4)	(1.5)	(5.8)	(4.9)	(6.6)
Contingent consideration fair value adjustment	3.8	(33.4)	(148.9)	(29.6)	(268.9)
Stock-based compensation expense	(42.5)	(36.6)	(25.1)	(79.1)	(45.1)
Non-GAAP operating expense	$349.8	$353.6	$222.0	$703.4	$430.4

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$161.0	$(163.7)	$145.2	$(2.7)	$110.0
Acquisition of property and equipment	(2.6)	(1.7)	(3.0)	(4.3)	(11.5)
Free cash flow	$158.4	$(165.4)	$142.2	$(7.0)	$98.5

14

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP THIRD QUARTER 2021 GUIDANCE

(In millions, except per share data, unaudited)

	Third Quarter 2021 Guidance(1)	Third Quarter 2020 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$665.0	$503.3	$161.7
Change in deferred revenue	(5.0)	124.7	(129.7)
Bookings	$660.0	$628.0	$32.0

Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(110.0)	$(122.2)	$17.2
Provision for (benefit from) income taxes	25.0	(8.8)	33.8
Other (income) expense, net	—	3.1	(3.1)
Interest income	(1.0)	(1.0)	—
Interest expense	15.0	7.3	7.7
Depreciation and amortization	58.0	49.2	8.8
Acquisition-related transaction expenses	13.0	4.6	8.4
Contingent consideration fair value adjustment	20.0	66.8	(46.8)
Expenses incurred from vacated lease(2)	82.0	—	82.0
Stock-based compensation expense	48.0	38.7	9.3
Adjusted EBITDA	$150.0	$37.7	$117.3

Basic and diluted net loss per share	$(0.10)	$(0.11)	$0.01

GAAP basic and diluted shares	1,095.0	1,076.7	18.3

(1)	For clarity, our guidance does not currently include any contributions from our recently announced acquisition of StarLark, which is expected to close in the fourth quarter of 2021.
(2)	Amount includes an estimated $80 million impairment charge expected to be incurred in the third quarter of 2021 related to our San Francisco office building and subsequent rent and other expenses.

15

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP UPDATED FISCAL YEAR 2021 GUIDANCE

(In millions, except per share data, unaudited)

	Updated Fiscal Year 2021 Guidance(1)	Fiscal Year 2020 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$2,725.0	$1,974.8	$750.2
Change in deferred revenue	75.0	295.1	(220.1)
Bookings	$2,800.0	$2,269.9	$530.1

Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(135.0)	$(429.4)	$296.4
Provision for (benefit from) income taxes	75.0	24.0	51.0
Other (income) expense, net	—	16.5	(16.5)
Interest income	(6.0)	(11.6)	5.6
Interest expense	60.0	30.3	29.7
Depreciation and amortization	232.0	142.1	87.9
Acquisition-related transaction expenses	20.0	12.5	7.5
Contingent consideration fair value adjustment	70.0	359.2	(289.2)
Expenses incurred from vacated lease(2)	84.0	—	84.0
Stock-based compensation expense	175.0	122.6	52.4
Adjusted EBITDA	$575.0	$266.2	$308.8

Basic and diluted net loss per share	$(0.12)	$(0.42)	$0.30

GAAP basic and diluted shares	1,100.0	1,016.8	83.2

(1)	For clarity, our guidance does not currently include any contributions from our recently announced acquisition of StarLark, which is expected to close in the fourth quarter of 2021.
(2)	Amount includes an estimated $80 million impairment charge expected to be incurred in the third quarter of 2021 related to our San Francisco office building and subsequent rent and other expenses.

16